IMMEDIATE RELEASE

Evans Bancorp Reports 176% Increase in Net Income for the
Fourth Quarter of 2011 and Record Results for the Year

HAMBURG, NY, February 9, 2012 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2011.

HIGHLIGHTS OF THE 2011 FOURTH QUARTER AND YEAR-END

•	Net income for the quarter increased $0.9 million, or 176.4%, to $1.3 million, or $0.33 per diluted share compared with $0.5 million, or $0.12 per diluted share in 2010.

•	Record results achieved in 2011 with net income of $6.1 million, or $1.49 per diluted share

•	Return on average equity improved to 9.17% in 2011 compared with 8.35% in 2010

•	Core loans (defined as total loans and leases less direct financing leases) increased 3.0% in the fourth quarter of 2011, or 11.8% annualized, to $577.4 million

•	Core deposits grew in the fourth quarter with Demand, NOW, and Savings deposits gaining 3.4%, or an annualized growth rate of 13.7%

•	Capital position remains strong with Total Risk-Based Capital ratio of 14.03% at

December 31, 2011

Net income grew to $1.3 million, or $0.33 per diluted share, in the fourth quarter of 2011 compared with net income of $0.5 million, or $0.12 per diluted share, in the fourth quarter of 2010. The improvement in net income reflected a combination of higher net interest income and lower provision for loan and lease losses. Growth in net-interest income resulted from a stabilized margin combined with expanded interest earning assets, while the $0.6 million reduction in the provision for loan and lease losses to $0.8 million in the fourth quarter of 2011, as compared to the fourth quarter of 2010, was driven by improvements in the Company’s declining leasing portfolio. Due to improving credit quality trends in the leasing portfolio, the Company released $0.2 million in provision in the 2011 fourth quarter, whereas for the prior-year period, $0.4 million in provision was recorded. The return on average equity expanded to 7.77% for the fourth quarter of 2011, compared with 3.00% in the fourth quarter of 2010.

For the twelve months ended December 31, 2011, Evans recorded net income of $6.1 million, or
$1.49 per diluted share, compared with net income of $4.8 million, or $1.34 per diluted share, in 2010. The significant increase in net income was largely the result of higher net interest income due to a larger core loan base, and a lower provision for loan and lease losses driven by reduced lease balances. The return on average equity was 9.17% for the twelve-month period ended December 31, 2011, compared with 8.35% in 2010.

David J. Nasca, President and CEO of Evans Bancorp stated, “We believe our record performance this year was the result of an effective strategy and the ability of our team to execute the plan despite the challenges of a slow economic recovery. As demonstrated by solid growth within our core loan and deposit portfolios, Evans’ community banking approach combined with a comprehensive suite of products and services has been well accepted and reflects a growing number of customers entrusting us with their complete banking relationship.”

Net Interest Income
Net interest income was $6.9 million during the fourth quarter of 2011, up 13.2% from the prior-year period, and up 5.8% from the linked third quarter of 2011. Included in the improvement was a
$0.2 million adjustment in interest income from the recovery of a previously marked down commercial loan acquired in the Waterford acquisition in 2009. Excluding this adjustment, net interest income increased $0.6 million, or 10.2%, from prior year’s fourth quarter and $0.2 million, or 2.9%, from the linked third quarter, as a result of higher interest earning assets offset by net interest margin contraction. Core loans, which are defined as total loans and leases less direct financing leases, were $577.4 million at December 31, 2011, an increase of 12.7% from $512.5 million at December 31, 2010, and up 3.0% (11.8% annualized) from $560.8 million at September 30, 2011. The majority of the loan growth for the year was in the commercial/industrial and commercial mortgage loan portfolios. Commercial mortgage growth was the main driver in the fourth quarter increasing by $15.3 million, or 4.8%.

Investment securities were $107.0 million at December 31, 2011, up 9.9% from $97.4 million at the end of the third quarter of 2011, and up 14.7% from $93.3 million at the end of fourth quarter of 2010. The growth in the investment securities portfolio reflects the success of the Company in attracting core deposits in excess of the growth rate of loans for both the year and fourth quarter ended December 31, 2011. The Company’s growth in the investment portfolio was concentrated in mortgage-backed securities. The Company purchased only agency mortgage-backed securities which are rated AAA. With long-term rates at historic lows, mortgage-backed securities allow the Company to receive cash flows over the life of the bond and re-invest those cash flows into loans when deposit growth slows.

Total deposits were $616.2 million at December 31, 2011, up 13.2%, or $71.7 million, from $544.5 million at December 31, 2010, and up 0.5%, or $3.0 million compared with $613.2 million at September 30, 2011. Growth for the quarter and year-over-year period was attributable to strong core deposit increases across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its corresponding Better Savings product. These products have been successful in garnering new customers, rewarding existing customers for doing more business with the Bank, and ultimately developing deeper customer relationships. The Company also experienced an increase in demand deposits. The majority of the $20.0 million, or 20.4%, increase in demand deposits over the prior-year fourth quarter was from commercial customers. The Company has focused on growing commercial deposits as part of its overall growth strategy. Although a portion of deposit growth can be seasonal and reflective of transaction activity, the results reflect solid growth in a very competitive marketplace. Partially offsetting those gains was a decrease in time deposits due to the roll-off of higher rate promotional CD’s and decreased brokered time deposits.

Although the Bank experienced net interest margin compression throughout 2011 due to declining interest rates , it remained relatively strong at 4.03% for the fourth quarter of 2011. Adjusting for the loan recovery previously noted, net interest margin for the fourth quarter would have been 3.92%. Net interest margin was 3.97% in the 2011 third quarter and 4.00% in the 2010 fourth quarter. As the low interest rate cycle matures, the Company’s loan and investment portfolios continue to re-price into lower yields as evidenced by a decline in yield on interest-earning assets (after adjusting for the one-time interest income adjustment) of 9 basis points from the linked quarter to 4.88% and a decline of 28 basis points from the fourth quarter 2010. The Company benefited from re-pricing its interest-bearing liabilities much earlier in the interest rate cycle, and these rates have fallen less than its interest-earning assets in 2011. Correspondingly, the cost of interest-bearing liabilities for the Company declined 7 basis points in the fourth-quarter 2011 from the third-quarter 2011 and decreased 23 basis points from the fourth quarter of 2010. Additionally, the Company has been successful in attracting new customers, with most of that success coming in the premium-rate Better Checking and Better Savings products. While these products have put some short-term pressure on the net interest margin, the Company expects to benefit in the long term from the deeper relationships that these products provide.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses was $0.8 million in the fourth quarter of 2011, an increase from a $0.2 million provision in the third quarter of 2011, but down from the $1.4 million provision in the fourth quarter of 2010. The majority of the provision in the quarter was related to deterioration and reassessment of previously identified non-performing loans and providing provision for growth. Additionally, the provision benefitted from the release of $0.2 million related to the continued improvement in the shrinking leasing portfolio’s charge-off and collection performance. When compared with the fourth quarter of 2010, the reduction in the provision was due mostly to the $0.6 million change in the provision for leases.

As a result of the increase in provision during the fourth quarter of 2011, the ratio for the allowance for loan and lease losses to total loans and leases ratio increased to 1.97% at December 31, 2011, compared with 1.88% at September 30, 2011, and remained flat from December 31, 2010.

Net charge-offs: Net charge-offs to average total loans and leases was 0.03% in the fourth quarter of 2011 compared with 0.09% in the third quarter of 2011, and 0.06% in the fourth quarter of 2010. The charge-off percentage remains under industry norms and is indicative of the Bank’s historical focus on well-collateralized credits. Management continues to maintain a conservative approach in reserving for potential losses in this environment of extended economic volatility.

Non-performing loans and leases: At December 31, 2011 the ratio of non-performing loans to total loans remained relatively flat at 2.40% compared with 2.42% at September 30, 2011 and increased from 2.08% at December 31, 2010. The increase in the ratio from the prior year fourth quarter was due to the commercial real estate portfolio, where five commercial real estate loan relationships were placed on non-accrual in 2011 which totaled $2.3 million. The largest relationship was $0.8 million. The decrease in total non-performing loans and leases to 2.60% at December 31, 2011 from 2.70% and 2.64% at September 30, 2011 and December 31, 2010, respectively, was due to a reduction in non-performing leases which is a reflection of the improving quality of the remaining balances as the portfolio winds down. The total coverage ratio for non-performing loans and leases was 75.74% at December 31, 2011 compared with 74.85% at December 31, 2010.

The FDIC assisted acquisition of Waterford Bank in July of 2009 accounts for $2.5 million of the Company’s $15.2 million in non-performing loans. These loans are part of a loss-sharing agreement with the FDIC in which the FDIC bears at least 80% of the losses on these loans. If the leasing portfolio mark, established in 2009 to recognize a mark-to-market difference between the lease principal value and the book value, of $0.5 million is included and the partially FDIC-guaranteed Waterford loans are excluded, the Company’s coverage ratio for non-performing loans and leases would have been 93.9% at
December 31, 2011.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “We continue to carefully evaluate our risks in a somewhat uncertain market and will remain consistent with our conservative underwriting standards, as we grow our loan portfolio, to minimize our risk exposure. Our emphasis on proactively monitoring our loan relationships has reduced potential exposure to any losses.”

Non-Interest Income

Non-interest income, which represented 29.3% of total revenue in the fourth quarter of 2011, increased slightly to $2.9 million compared with $2.8 million in the fourth quarter of 2010. The increase was attributable to higher service charges and insurance agency revenue. Service charges on deposits increased $47 thousand, or 10.8%, compared with the fourth quarter 2010, primarily due to increased volume of activity. Insurance agency revenue of $1.4 million was up $22 thousand, or 1.6%, when compared with the 2010 fourth quarter. The soft insurance market and macro-economic conditions however, continue to put downward pressure on personal and commercial property and casualty insurance commissions. Compared with the trailing third quarter of 2011, The Evans Agency’s revenue was $0.5 million lower due to seasonality.

Non-Interest Expense

Total non-interest expense was $7.1 million in the fourth quarter of 2011, an increase of $0.4 million, or 6.2%, from $6.7 million in the fourth quarter of 2010. Other expenses increased $0.3 million primarily due to loan expenses related to commercial loan activity. Salaries and employee benefits increased
$0.2 million to $3.9 million in the fourth quarter of 2011 compared with the prior-year period reflecting regular merit increases and increased staff, including commercial loan officers and other business-generating positions. These increases were partially offset by lower amortization expense related to intangible assets acquired in the 2008 purchase of Suchak Data Systems, Inc., which were fully amortized at the end of 2010 and a reduction in FDIC insurance expense due to changes in the premium calculation adopted in the second quarter of 2011 by the FDIC.

The efficiency ratio, excluding goodwill impairment and intangible amortization, decreased slightly to 71.35% for the fourth quarter of 2011, from 72.23% in the fourth quarter 2010, as a result an increase in net interest income off-set by an increase in net interest income. The Company’s efficiency ratio for the third quarter of 2011 was 69.10% which was reflective of seasonal non-interest income revenue from the insurance agency.

The effective tax rate for the quarter ended December 31, 2011 was 27.8% compared with an effective tax rate of 42.9% in the fourth quarter of 2010. The higher effective tax rate for the prior year’s fourth quarter reflected adjustments related to the wind down of the leasing portfolio requiring an increase in the state income tax valuation allowance. The current quarter’s effective tax rate is more indicative of a normalized rate.

2011 Year in Review

Net interest income for 2011 was $26.0 million, an increase of $1.5 million, or 6.1%, over 2010, primarily due to strong growth in the Company’s commercial loan portfolio. Although still historically strong, the falling interest rate environment has resulted in a compression of the net interest margin to 3.99% in 2011 from 4.16% in 2010.

The Company’s provision for loan and lease losses decreased from $3.9 million in 2010 to $2.5 million in 2011. The year-over-year improvement was mainly attributable to improved credit quality trends within the leasing portfolio resulting in lower provision levels during 2011.

Non-interest income was $12.4 million for 2011, down $0.2 million from 2010. Negatively impacting non-interest income was lower bank service charges of $0.1 million primarily due to Regulation E rules pertaining to overdraft fees, and insurance revenue, which decreased $0.1 million to $6.9 million as the insurance business continues to experience a soft market.

Non-interest expense increased $1.1 million, or 4.3%, to $27.2 million in 2011. The increase reflects higher salaries and employee benefits of $1.0 million due to normal merit increases and the addition of new employees as part of the Company’s planned growth strategy. Also contributing to the increase were professional services expenses related to the workout of criticized loans, occupancy expenses as the Company continues to upgrade its infrastructure, and the other expense line which was due mostly to increased loan activity. Those increases were partially offset by lower amortization expense related to intangible assets acquired in the 2008 purchase of Suchak Data Systems, Inc., and a reduction in FDIC insurance expense.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.71% at December 31, 2011. Book value per share improved to $16.72 at December 31, 2011, compared with $16.61 at September 30, 2011, and $15.45 at December 31, 2010. Tangible book value per share at the end of the 2011 fourth quarter was $14.60, up 1.1% from the end of the 2011 third quarter and up 10.8% from the same period in 2010.

Outlook

Mr. Nasca concluded, “Overall, we believe that the success of our business model and our focus on delivering a superior customer experience puts us in a strong competitive position as we head into 2012. Meeting current customer’s needs and winning new customers, will allow us to continue to grow our market share in Western New York, while taking advantage of the disruption resulting from the departure of HSBC’s retail operation. Construction on the Bank’s 14th branch is currently scheduled to begin in the first half of 2012 as part of the existing plan to fill out our footprint to be more accessible. The coming year portends to continue the challenges faced over the last two years.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $741 million in assets, 13 branches and $616 million in deposits at December 31, 2011. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC., provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2011	2011	2011	2011	2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ASSETS
Investment Securities	$107,038	97,437	97,739	100,868	93,332
Loans	577,383	560,792	532,537	519,180	512,503
Leases	6,022	7,783	9,957	12,449	15,475
Allowance for loan and lease losses	(11,495)	(10,708)	(10,667)	(10,482)	(10,424)
Goodwill and intangible assets	8,779	8,893	9,013	9,139	9,269
All other assets	53,175	68,818	64,253	68,557	51,368
Total assets	740,902	733,015	702,832	699,711	671,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	118,037	$116,036	$104,814	$99,444	$98,016
NOW deposits	50,761	48,924	44,193	43,457	32,683
Regular savings deposits	313,777	301,610	277,564	263,854	249,410
Muni-vest deposits	20,161	26,241	26,333	34,804	22,000
Time deposits	113,467	120,427	133,863	143,588	142,348
Total deposits	616,203	613,238	586,767	585,147	544,457
Borrowings	42,340	39,161	38,921	38,176	52,226
Other liabilities	13,371	12,417	10,831	12,055	11,776
Total stockholders’ equity	$68,988	68,199	66,313	64,333	63,064

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,124,892	4,106,933	4,108,103	4,094,147	4,081,960
Book value per share	$16.72	16.61	16.14	15.71	15.45
Tangible book value per share	$14.60	14.44	13.95	13.48	13.18
Tier 1 leverage ratio	9.71%	9.81%	9.80%	9.89%	9.93%
Tier 1 risk-based capital ratio	12.77%	12.65%	13.00%	12.95%	13.05%
Total risk-based capital ratio	14.03%	13.90%	14.26%	14.21%	14.31%

ASSET QUALITY DATA
Non-performing loans	$14,016	13,782	11,031	11,322	10,996
Non-performing leases	1,160	1,549	1,747	2,127	2,931
Total non-performing loans and leases	15,176	15,331	12,778	13,449	13,927
Net loan charge-offs	41	118	824	430	82
Net lease charge-offs	-	-	-	-	-
Total net loan and lease (recoveries) charge-offs	41	118	824	430	82

Non-performing loans/Total loans and leases	2.40%	2.42%	2.03%	2.13%	2.08%
Non-performing leases/Total loans and leases	0.20%	0.27%	0.32%	0.40%	0.56%
Non-performing loans and leases/Total loans and leases	2.60%	2.70%	2.36%	2.53%	2.64%
Net loan charge-offs/Average loans and leases	0.03%	0.09%	0.63%	0.33%	0.06%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.03%	0.09%	0.63%	0.33%	0.06%
Allowance to loans and leases	1.97%	1.88%	1.97%	1.97%	1.97%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2011	2011	2011	2011	2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest income	$8,518	$8,169	$8,015	$8,013	$7,844
Interest expense	1,627	1,655	1,728	1,716	1,759
Net interest income	6,891	6,514	6,287	6,297	6,085
Provision for loan and lease losses	828	159	1,009	488	1,407
Net interest income after provision	6,063	6,355	5,278	5,809	4,678

Deposit service charges	482	498	416	386	435
Insurance service and fee revenue	1,363	1,849	1,601	2,089	1,341
Bank-owned life insurance	123	117	110	103	109
Other income	894	720	798	883	944
Total non-interest income	2,862	3,184	2,925	3,461	2,829

Salaries and employee benefits	3,931	4,073	3,912	3,904	3,778
Occupancy	750	777	816	777	752
Repairs and maintenance	191	184	155	159	164
Advertising and public relations	247	188	247	130	180
Professional services	456	510	407	402	376
Technology and communications	248	177	220	235	259
Amortization of intangibles	114	120	126	130	221
FDIC insurance	153	135	135	229	268
Other expenses	983	639	744	639	661
Total non-interest expenses	7,073	6,803	6,762	6,605	6,659

Income before income taxes	1,852	2,736	1,441	2,665	848
Income tax provision	514	810	469	790	364
Net income	$1,338	$1,926	$972	$1,875	$484

PER SHARE DATA
Net income per common share-diluted	$0.33	$0.47	$0.24	$0.46	$0.12
Cash dividends per common share	-	$0.20	-	$0.20	-
Weighted average number of diluted shares	4,115,061	4,109,181	4,106,371	4,096,170	4,079,388

PERFORMANCE RATIOS
Return on average total assets	0.72%	1.08%	0.55%	1.10%	0.29%
Return on average stockholders’ equity	7.77%	11.37%	5.90%	11.71%	3.00%
Efficiency ratio	71.35%	69.10%	72.04%	66.36%	72.23%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA
(Unaudited)

(in thousands except share and per share data)	2011	2010
	Year to Date	Year to Date	Change

Interest income	$32,715	$31,417	4.1%
Interest expense	6,727	6,922	-2.8%
Net interest income	25,988	24,495	6.1%
Provision for loan and lease losses	2,484	3,943	-37.0%
Net interest income after provision	23,504	20,552	14.4%

Deposit service charges	1,783	1,897	-6.0%
Insurance service and fee revenue	6,902	6,992	-1.3%
Bank-owned life insurance	454	468	-3.0%
Other income	3,293	3,276	0.5%
Total non-interest income	12,432	12,633	-1.6%

Salaries and employee benefits	15,820	14,821	6.7%
Occupancy	3,119	2,940	6.1%
Repairs and maintenance	689	674	2.2%
Advertising and public relations	812	627	29.5%
Professional services	1,776	1,533	15.9%
Technology and communications	878	912	-3.7%
Amortization of intangibles	490	900	-45.6%
FDIC insurance	652	1,023	-36.3%
Other expense	3,005	2,677	12.3%
Total non-interest expense	27,241	26,107	4.3%

Income before income taxes	8,695	7,078	22.8%
Income tax provision (benefit)	2,583	2,238	15.4%
Net income	$6,112	$4,840	26.3%

PER SHARE DATA
Net income per common share-diluted	$1.49	$1.34	11.1%
Cash dividends per common share	$0.40	$0.40
Weighted average number of diluted shares	4,104,533	3,618,119

PERFORMANCE RATIOS
Return on average total assets	0.86%	0.75%
Return on average stockholders’ equity	9.17%	8.35%
Efficiency ratio	69.67%	67.90%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

(in thousands)	2011	2011	2011	2011	2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$557,875	$541,357	$524,178	$518,246	$504,704
Investment securities	102,676	98,526	100,639	95,978	96,575
Interest bearing deposits at banks	22,928	17,200	16,952	8,456	7,347
Total interest-earning assets	683,479	657,083	641,769	622,680	608,626
Non interest-earning assets	58,078	59,647	62,517	62,148	60,808
Total Assets	741,557	716,730	704,286	684,828	669,434

NOW	49,665	45,604	44,707	38,469	31,086
Regular savings	307,164	290,310	268,220	256,158	245,511
Muni-Vest savings	29,808	25,177	29,483	24,616	28,906
Time deposits	117,074	125,037	139,727	143,177	142,794
Total interest-bearing deposits	503,711	486,128	482,137	462,420	448,297
Other borrowings	41,425	39,544	39,381	44,846	47,054
Total interest-bearing liabilities	545,136	525,672	521,518	507,266	495,351

Demand deposits	115,342	111,044	105,725	101,798	97,879
Other non-interest bearing liabilities	12,219	12,273	11,144	11,737	11,582
Stockholders’ equity	68,860	67,741	65,899	64,027	64,622

Total Liabilities and Equity	$741,557	$716,730	$704,286	$684,828	$669,434

YIELD/RATE

Loans and leases, net	5.49%	5.36%	5.40%	5.52%	5.55%
Investment securities	3.33%	3.69%	3.68%	3.57%	3.47%
Interest bearing deposits at banks	0.14%	0.16%	0.17%	0.19%	0.27%
Total interest-earning assets	4.99%	4.97%	5.00%	5.15%	5.16%

NOW	1.29%	1.32%	1.17%	1.10%	1.13%
Regular savings	0.77%	0.77%	0.69%	0.64%	0.69%
Muni-Vest savings	0.46%	0.51%	0.47%	0.47%	0.48%
Time deposits	1.94%	2.07%	2.38%	2.44%	2.53%
Total interest-bearing deposits	1.07%	1.14%	1.21%	1.23%	1.29%
Other borrowings	2.65%	2.72%	2.71%	2.64%	2.65%
Total interest-bearing liabilities	1.19%	1.26%	1.33%	1.35%	1.42%

Interest rate spread	3.80%	3.71%	3.67%	3.80%	3.74%
Contribution of interest-free funds	0.23%	0.26%	0.25%	0.25%	0.26%
Net interest margin	4.03%	3.97%	3.92%	4.05%	4.00%